EXHIBIT 99.1



          ICG COMMUNICATIONS, INC.
          9605 East Maroon Circle
          Englewood, CO 80112


                                     NEWS RELEASE
                         Contacts: Scott Chase (303) 626-3417
                              Steve Smith (303) 575-6595

            ICG COMMUNICATIONS, INC. ANNOUNCES APPROXIMATELY $100 MILLION
                     OFFERING OF EXCHANGEABLE PREFERRED SECURITIES

          ENGLEWOOD, COLORADO (September 11, 1997) -- ICG Communications, Inc. (NASDAQ: ICGX, "ICG"), today announced that a new wholly-owned subsidiary, ICG Funding, LLC, is offering approximately $100 million of Exchangeable Limited Liability Company Preferred Securities ("Preferred Securities"). The Preferred Securities will be exchangeable, at the option of the holder, into shares of common stock of ICG Communications, Inc.

          ICG Funding will offer two million shares of Preferred Securities which will be redeemable on November 15, 2009 at a liquidation preference of $50.00 per share. The Preferred Securities will not be redeemable by ICG Funding until November 18, 2000, and dividends will be payable quarterly beginning November 15, 1997. Proceeds from the offering will be used for general corporate purposes, including funding the expansion of ICG's network, which may include acquisitions, and to further improve its operating and financing flexibility over the near term.

          The Preferred Securities being offering will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          ICG is a leading national competitive local exchange carrier ("CLEC") publicly traded on The Nasdaq National Market under the symbol "ICGX." The operations of ICG Communications, Inc. consist of Telecom Services provided primarily through ICG Telecom Group, Inc., Network Services provided primarily through ICG Fiber Optic Technologies, Inc. ("FOTI"), and Satellite Services provided primarily through ICG Satellite Services, Inc. ICG Telecom Group, Inc. is ICG's CLEC and enhanced services business. ICG Fiber Optic Technologies, Inc. provides network integration and support services. ICG Satellite Services, Inc. provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT (very small aperture terminal) private data networks.